Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 20th day of August, 2006.

BETWEEN:

NISKA GAS STORAGE, a body Corporate having its head office in Calgary, Alberta, (hereinafter called the “Company”)

OF THE FIRST PART

- and –

DAVID POPE, an individual resident in Calgary, Alberta, (hereinafter called the “Executive”)

OF THE SECOND PART

WHEREAS the Company desires to employ the Executive pursuant to the terms and conditions herein, and for the consideration set out in this Agreement, and the Executive desires to enter into the employ of the Company pursuant to such terms and conditions and for such consideration;

AND WHEREAS the Company believes it is fair and reasonable to the Company that the Executive receive fair treatment on the basis set out herein in the event of the termination of the employment of the Executive;

NOW THEREFORE this Agreement witnesseth that in consideration of the covenants, agreements and payments herein set out and provided for and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed to by the parties), the parties hereto covenant and agree as follows:

1.1                               Definitions

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)                                 “Agreement” means this agreement and all schedules attached hereto, and in each case as they may be amended or supplemented from time to time in accordance with the terms and conditions set out herein, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and, unless otherwise indicated, references to articles, sections and subsections are to articles, sections and subsections in this agreement;

(b)                                 “Effective Date” means the date specified in any notice of termination or intended termination of the Executive’s employment with the Company (whether such notice is given by the Company or the Executive) upon which the termination of the Executive’s employment is to take effect.

(c)                                  “Good Reason” means any of the following, unless the Executive shall have given the Executive’s express written consent thereto:

(i)                                     Inconsistent Duties.  The Company requires the Executive to devote the majority of his time to the performance of duties that are materially and substantially inconsistent with the status of Executive’s position with the Company or amount to a material and substantial alteration of Executive’s reporting relationships that exist as of the date hereof;;

(ii)                                  Reduced Salary.  A reduction by the Company by 20% or more of  the Executive’s Annual Base Salary in effect on the date hereof or the failure by the Company to grant the Executive Base Salary increases at a rate generally commensurate with the percentage Base Salary increases accorded to other similarly performing, similarly situated executives of the Company;

(iii)                               Relocation.  The Company’s relocation of the Executive’s primary work location by more than 50 miles from the Executive’s primary work location, such that the Executive is required to relocate the Executive’s permanent residence in order to continue rendering service to the Company;;

(iv)                              Incentive Compensation Plans.  The failure by the Company to permit the Executive to participate in incentive compensation plans which are reasonably comparable, in the aggregate, to incentive compensation plans in which the Executive was a participant upon the termination of his employment at Seminole;;

(v)                                 Employment Benefits and Perquisites.  The failure by the Company to provide the Executive with the opportunity to participate in employment benefit programs, subject to applicable eligibility requirements, that are reasonably comparable, in the aggregate, to those in which the Executive was a participant upon the termination of his employment at Seminole.   Such programs include any pension plan, benefit plan or any retirement arrangement established for the Executive, or any of the Company’s life insurance, medical, health and accident, disability or savings plans in which the Executive was participating;

(d)                                 “Just Cause” includes, without in any way limiting its definition under common laws, any improper conduct by the Executive which is materially detrimental to the Company, its business, its employees or its standing in the community, a wilful failure of the Executive to properly carry out his duties, any conviction of the Executive of a criminal offence, and any theft, conversion or misappropriation, or attempted theft, conversion or misappropriation of any of the Company’s property, clients, business or business opportunities.

1.2                               Employment of the Executive

The Company shall employ the Executive, and the Executive shall serve the Company in the position of President, on the terms and conditions and for the remuneration hereinafter set forth.

1.3                               Duties

The Executive shall, during the term of this Agreement:

(a)                                 perform the duties and responsibilities of President of the Company, including all those duties and responsibilities customarily performed by a person holding the same or equivalent position, or performing duties similar to those to be performed by the Executive, in companies carrying on a similar business and of a similar size to the Company in Canada, as well as such other related duties and responsibilities as may be assigned to the Executive by the Board of Directors from time to time;

(b)                                 accept such other office or offices to which he may be elected or appointed by the board of directors of the Company (the “Board of Directors”) in addition to those of President of the Company provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Section 1.3(a);

(c)                                  in performing his duties, agree to observe and follow the policies and procedures established by the Company, which are subject to change by the Company from time to time; and

(d)                                 agree to devote his full-time and to provide exclusive services to the Company hereunder.

1.4                               Term

This Agreement shall continue in full force and effect from the date hereof and for a period of indefinite term unless earlier terminated in accordance with the provisions of Article 1.7.

1.5                               Remuneration

(a)                                 In consideration for his services to be performed under this Agreement, the Executive shall receive in addition to all other benefits provided for in this Agreement an aggregate annual salary (the “Annual Base Salary”) of not less than $ 450,000.00 CDN payable by the Company in semi-monthly instalments on such basis as is generally established for executives of the Company from time to time;

(b)                                 In addition to the annual salary payable to the Executive, the Executive shall be entitled to allocate to himself and the Niska staff  a cash bonus pool of 3% of the first $80 million of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and an additional 8% on all EBITDA in excess of $80 million;

(c)                                  The Executive shall be entitled to a grant from the Company’s long-term Incentive Plan which shall be no less than equal to a 2% equity interest of all Class “C” shares.

(d)                                 The company will pay a signing bonus of $62,500 to cover the tax expense associated with early exercise of stock options required on leaving Semgroup LP.

1.6                               Benefits and Perquisites

The Executive shall be entitled to the following benefits (the “Benefits”):

(a)                                 the Company shall pay the Executive and allowance of $24,000 per year for expenses related to home computers, annual membership fees of the a golf club, and other personal expenses;

(b)                                 the Company shall pay an allowance of $6000 per year as a supplemental executive health allowance;

(c)                                  an automobile allowance of $2,000.00 Cdn. per month, pro-rated for the periods of partial service;

(d)                                 annual paid vacation of 4 weeks provided that used vacation may not be carried over to a subsequent year nor may it be returned to the Company for cash;

(e)                                  the Executive will be entitled to participate in the Company’s RRSP Plan/Non —Registered Employee Savings Plan which is to be initiated immediately.  The Executive will receive a company contribution of 8% per annum and the Executive will also be eligible for a Niska corporate match of up to 5% per annum provided the Executive contributes up to 5% - 25% contributions (ie:  if the Executive contributes 10%, the Company will match up to 5% in either plan);

(f)                                   On the date hereof, Semmanagement L.L.C. shall be deleted as owner and beneficiary of the Life Insurance Policy (the “Policy”) and the Company shall become the owner and beneficiary of the Policy.  The Company shall be responsible for fully funding the Policy on or before September 1, 2008, such that the Executive will receive an annual retirement amount of US$250,000.00 for a period of 10 years upon reaching the age of 65 or a pre-retirement death benefit of US$1,500,000.00 in the event the Executive dies prior to reaching the age of 65.  All retirement benefits to which the Executive is entitled to pursuant to this clause 1.6(f) shall be fully vested, and transferable to the Executive upon his election at any time;

(g)                                  On the date hereof, the Company shall become responsible for payments under the Critical illness policy #0209646807, that had been established by Semgroup LP.

(g)                                  the Company shall pay or reimburse the Executive for all reasonable out of pocket business expenses payable or incurred by the Executive in connection with the proper discharge of his duties under this Agreement;

(h)                                 the Executive shall be entitled to participate and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accidents plans maintained by the Company for its employees generally and for its executive officers specifically;

(i)                                     the Executive will receive company paid parking.  In accordance with CCRA legislation, Company allocated parking is coded as a taxable benefit and will be reflected as such for payroll purposes; and

(j)                                    such other benefits as the Company may subsequently confer upon the Executive.

1.7                               Termination

(a)                                 Termination of Employment by the Company for Just Cause.  The Company may terminate this Agreement and the Executive’s employment with the Company at any time without notice, further payment or further obligations to the Executive for reasons of Just Cause.

(b)                                 Termination of Employment without Just Cause.  If the Executive’s employment is terminated (a) by the Company other than for Just Cause, or (b) by the Executive for a Good Reason thirty (30) or more days after the date the Good Reason has taken effect and the Company has not cured the Good Reason within 14 days of the Executive providing notice to the Company of the Good Reason, then the Executive shall be entitled to receive, and the Company shall pay to the Executive, within thirty (30) days of the failure to cure the Good Reason, a cash amount in Canadian dollars of $900,000 Cdn less required statutory deductions and withholdings.  Payment of the amount required by subparagraph (i) shall:

(i)                                     constitute the Company’s sole obligation to the Executive arising out of, or related to, the termination;

(ii)                                  constitute the Executive’s sole right against the Company in respect of termination;

(iii)                               be deemed by both the Executive and the Company to be full and final payment in lieu of any and all reasonable notice period required to be given to the Executive at common law;

(iv)                              be deemed by both the Executive and the Company to include full and final payment of and for any and all statutory obligations arising out of, or related to the termination, any and all bonuses, any and all Benefits.  Other than the foregoing, the Executive expressly waives any other claim, complaint or cause of action he may have pursuant to statute or common law of Alberta arising out of, or in any way related, to the termination of the Executive’s employment.

(c)                                  Resignation or Retirement.  The Executive may, without Good Reason, terminate this Agreement and the Executive’s employment with the Company at any time by giving thirty (30) days written notice of termination to the Company, and this Agreement and the employment of the Executive shall terminate automatically in the event of the Executive’s death or mental or physical incapacity to discharge his duties and obligations hereunder, in any of the foregoing circumstances of termination, the Company shall have no further obligation to the Executive under this Agreement or pursuant to the Executive’s employment, and not other compensation shall be payable to the Executive after termination.

Subsection 1.7(b) does not apply in the event of termination of the employment of the Executive as a result of the death, disability or retirement of the Executive.

1.8                               Resignations and Release

If the employment of the Executive is terminated for any of the reasons set forth in Article 1.7 hereof, the Executive shall immediately tender his resignation from any position he may hold as an officer or director of the Company.  The Executive further agrees to provide the Company, prior to any payments hereunder, with an executed Release in a form satisfactory to the Company, with respect to all matters arising out of this Agreement, the termination of this Agreement and the termination of the employment relationship.

1.9                               No Obligation to Mitigate

The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after termination or otherwise.

1.10                        Confidentiality

(a)                                 The Executive acknowledges that he will acquire information about certain matters and things which are confidential to the Company, and which information is exclusive property of the Company, including without limit:

(i)                                     names and addresses, buying habits and preferences of present customers of the Company as well as perspective customers;

(ii)                                  pricing and sales policies, techniques and concepts;

(iii)                               trade secrets; and

(iv)                              other confidential information concerning the business operations or financing of the Company.

(b)                                 The Executive acknowledges that the information referred to in subsection 1.11(a)) could be used to the detriment of the Company, and accordingly the Executive undertakes not to disclose such information to any third party either during the term of his employment, except as may be necessary to properly discharge his employment duties hereunder, or after the termination of his employment, however such termination shall occur, except with the written permission of the Company.

1.11                        Non-Competition

(a)                                 The Executive acknowledges and agrees that this Agreement confers additional rights and privileges to the Executive, and for that consideration the Executive agrees with and for the benefit of the Company that for a period of twelve (12) months from the date of termination of the Executive’s employment, he will not for any reasons, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, company, association, organization, syndicate, company or corporation, or in any manner carry on, be engaged in, or concerned with, interested in, advice, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used or employed by any persons, business, firm, association, syndicate, organization or company concerned with or engaged or interested in the gas storage, transportation and marketing business (the “Business of the Company”) which competes directly with the Company, within the province of Alberta; PROVIDED THAT the Executive shall be entitled, for investment purposes, to purchase and trade shares of any public company which is listed and posted for trading on a recognized stock exchange the business of which may be in competition with the Business of the Company, PROVIDED FURTHER THAT the Executive shall not own, directly or indirectly, more than 5% of the issued share capital of such public company, or participate in its management of operations or in any advisory capacity.  This subsection 1.11(a) shall not apply if the termination of the Executive is:  (a) for cause or (b) follows a change of control resulting from a sale, amalgamation, merger or other consolidation of the Company with another corporation that is not approved (as demonstrated by a resolution of the Board of Directors or recommended by the Board of Directors).

(b)                                 The Executive further agrees that, during his employment pursuant to this Agreement and for a period of six months following termination of employment, he will not solicit the employment of any employee of the Company.

(c)                                  The Executive hereby agrees that all restrictions in this Article 1.11 are reasonable and valid and all defences to the enforcement thereof by the Company are hereby waived by the Executive.  The provisions of this Article 1.11 will not in any way derogate or limit the exercise of the Executive’s right to engage in subsequent employment and to use information properly in the public domain and his own knowledge, skill and experience commonly held with others in similar positions of business and are only intended to safeguard against the Executive’s participation in direct competitive endeavours against the Company.

(d)                                 The parties acknowledge and confirm that:

(i)                                     they have each been independently advised by counsel in respect of the provisions of this Agreement, or having had the opportunity to seek independent advice, have voluntarily and without coercion determined not to seek such advice;

(ii)                                  they have negotiated the provisions hereof on an equal footing based on equal bargaining power at the time of entering into this Agreement; and

(iii)                               neither party was required or coerced to enter into this Agreement.

(e)                                  The Executive acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of his or her violation or attempted violation of the agreement contained in this clause, an injunction or any other like remedy shall be necessary and essential to protect the Company’s rights, property, and clients, and that an interim injunction may be granted immediately on the commencement of any suit. Should such action be necessary, the Executive also agrees to pay the Company’s legal costs on a solicitor and its own client basis for all legal costs incurred in prosecuting a law suit against the Executive for breach of the agreement contained in this clause.

1.12                        Indemnification and Insurance

(a)                                 To the extent that it is lawfully able to do so, the Company shall indemnify the Executive and his heirs, and legal representatives against all liability, costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment) reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which he has been made a party by reason of being or having been an employee, director, or officer of the Company if the Executive acted honestly and in good faith with the view to the best interests of the Company;

(b)                                 The Company agrees to maintain directors and officers liability insurance for the benefit of the Executive while the Executive remains an officer of the Company or any other entity within the Company and shall, at the Executive’s option or direction, provide such insurance for the Executive on a run-off basis upon termination of the Executive’s employment with the Company pursuant to this Agreement, for a period of three (3) years from the Termination Date, on commercially reasonable terms; and

(c)                                  The provisions of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

1.13                        Enurement

This Agreement shall enure to the benefit of and be enforceable by the Executive’s successors or legal representatives but otherwise it is not assignable.

1.14                        Entire Agreement

Except as specifically excepted herein, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.  No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

1.15                        Provisions Which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Articles 1.7, 1.8, 1.9, 1.10, 1.11, 1.13 and 1.16, and any of the provisions of this Agreement necessary to give efficacy thereto, shall continue in full force and effect following such termination.

1.16                        Headings

The headings of the articles, sections and paragraphs herein are inserted for convenience of cross reference only and shall not effect the meaning or construction hereof.

1.17                        Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without effecting or impairing the validity of any other provisions herein.

1.18                        Choice of Law

This Agreement shall be governed and interpreted in accordance with the laws of Province of Alberta.  The courts of the Province of Alberta shall be the exclusive and proper forum with respect to any claims, actions or suits arising from, in any way related to, or brought with respect to this Agreement and the parties to this Agreement do hereby irrevocably attorn to the jurisdiction of the courts of the Province of Alberta for that purpose.

1.19                        Headings

The headings in this Agreement are inserted for convenience and ease of reference only, and shall not effect the construction or interpretation of this Agreement.

1.20                        Non-assignment

This Agreement is a personal services agreement and may not be assigned by either Party without the prior consent of the other Party.

1.21                        Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notice or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section.  Notices and other communications shall be addressed as follows:

(a)                                 if to the Executive:|

David F. Pope

35 Coulee Ridge

Calgary, AB  T3Z 1A6

(b)                                 if to the Company:

Niska Gas Storage

Bankers Hall-East Tower

1200, 855-2nd Street S.W.

Calgary, AB T2P 4Z5

Phone:  (403) 513-8622

With a copy of any notice of default to:

c/o Riverstone Holdings, LLC

712 Fifth Avenue

New York, NY 10019

U.S.A.

Attn:  Andrew Ward

Phone: (212 993-0081

1.22                        Privacy

The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain Personal Information of the employees, consultants or customers of the Company obtained in the course of the Executive’s employment with the Company.  The Executive shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws.

The Executive acknowledges and agrees that the disclosure of the Executive’s personal information may be required as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship, and the Executive hereby grants consent as may be required by applicable law to the disclosure of personal information for the purposes of any potential business or commercial transaction and the ongoing management of the employment relationship by the Company.

1.23                        Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement.

/s/ Jen Johnson
Witness	Per:	/s/ David Pope
	Name:	DAVID F. POPE

NISKA GAS STORAGE

Witness
Per:
Name: